News Release

                                                             AXA FINANCIAL, INC.
                                                             November 3, 2000

MEDIA CONTACTS:                                              INVESTOR CONTACTS:
Barbara Wilkoc                                               Greg Wilcox
AXA Financial                                                AXA Financial
212-314-3740                                                 212-314-4040

Jeffrey Tolvin                                               Jad Ariss
AXA Financial                                                AXA
212-314-2811                                                 011.331.40.75.47.45

Christophe Dufraux
AXA
011.331.40.75.46.74

AXA FINANCIAL ANNOUNCES THE CLOSE OF THE SALE OF DONALDSON, LUFKIN & JENRETTE TO CREDIT SUISSE GROUP

NEW YORK - AXA Financial, Inc. announced today the closing of the sale of Donaldson, Lufkin & Jenrette, Inc. to Credit Suisse Group, previously announced on August 30, 2000. According to the terms of the deal, AXA Financial received approximately $2.3 billion in cash and approximately 25 million shares of Credit Suisse Group stock for its approximately 88.6 million shares of DLJ. Also in accordance with the agreement, Credit Suisse will repurchase approximately $1.2 billion of its shares from AXA Financial.

ABOUT AXA FINANCIAL AND AXA GROUP

AXA Financial, Inc., with approximately $400 billion in assets under management, is one of the world's premier financial service organizations through its strong brands: The Equitable Life Assurance Society, AXA Advisors, Equitable Distributors, Alliance Capital Management and Sanford C. Bernstein. AXA Financial is a member of the global AXA Group. For more information visit www.axa-financial.com.

AXA Group is one of the world's largest international insurance and related financial services companies. AXA's operations are diverse geographically, with activities in approximately 60 countries, principally Western Europe, North America and the Asia/Pacific area. In the United States, AXA is represented through its holdings in AXA Financial, Inc. and its subsidiaries: Equitable Life Assurance Society, AXA Advisors, Equitable Distributors, and Alliance Capital Management.

AXA has approximately $900 billion in assets under management and $52 billion in market capitalization. The AXA American Depositary Share (ADS) is listed on the NYSE under the ticker symbol AXA, on the Paris Stock Exchange under the same symbol and trades on the SEAQ International in London. For more information, visit www.axa.com.